Exhibit 10.6

COOPERATION CONTRACT
FOR SETTING UP YIKOULE FRUITS AND VEGETABLES BASE

This Contract is signed on 4th, Oct., 2008 by the following parties:
(1)
Xiamen Yijun Modern Agriculture Development Co., Ltd, a corporation registered in Xiamen City, Fujian Province of the People’s Republic of China with its domicile at Xindian Township, Xiangan District of Xiamen City (hereinafter, Party A);

(2)	Li Daxiao (ID NO: 512226195212284076, address: Group 3, Santuo Village, Anping Township, Fengjie County, Chongqing City);
Li Guangfu (ID NO: 511225198006084053, address: Group 3, Santuo Village, Anping Township, Fengjie County, Chongqing City);
(hereinafter, Party B).

Preface
  Whereas
(1)
Party B has already been operating the existing orchard of Group 3, Santuo Village, Anping Township, Fengjie County, Chongqing City under Contract since October, 2007. At present, the orchard covers a real area of 200 Mu with 14,000 fruit trees and current annual output of 1000 tons.

(2)	Party A and Party B agreed to set up Yikoule Fengjie Navel Orange Cultivation Base cooperatively based upon the said orchard.

Party A and Party B reach an agreement on the following issues:

1.	Cooperation Project Site
1.1	Party B shall provide the contracted orchard (hereinafter, Cooperation Project) as Party A’s “Yikoule Fengjie Navel Orange Cultivation Base“.
1.2
Cooperation Project is situated at Group 3, Santuo Village, Anping Township, Fengjie County, Chongqing City, which shall be subject to the Responsibility Management Contract entered into by Party B, the People’s Government of Fengjie County, and Fengjie Agricultural Bureau (for more details, please see Attachment II: Certificates of Right to Contract and Operate Rural Land of PRC (No. 513350023630010308 and No. 513350023630010307) issued by Fengjie County Government in 2005.

2.	Cooperation Mode
Party B shall sell the navel oranges produced at the Base under this Contract without any change of the ownership of the cooperation project during the cooperation period. Party A shall purchase part or all the navel oranges yielded by the cooperation project by placing orders. Meanwhile, Party A shall cooperate with Party B in establishing the cooperation project by means of establishing and promoting the brand, providing technical guidance, carrying out marketing promotion and undertaking the responsibility of partial sales volume of the products under Contract. Party B shall conduct external propaganda in the name of Party A’s vegetables and fruits Base and provide stable supply of products to Party A.

3.	Cooperation Term
3.1
The cooperation term shall be valid from August 18th, 2008 to January 31th, 2012 with the period from August 1st, 2008 to February 28th, 2009 as the adaptation period. During the adaptation period, besides signing this Contract with Party B to make certain the cooperation framework, Party A shall appoint its subordinates (e.g. Xiamen Yisheng Fruits and Vegetables Operation Department, etc) to sign Cooperation Agreement on Contracted Partial Sales Volume with Party B. Both parties shall have the right to sign Sales Agency Agreement with explicit terms of the responsibilities, rights and interests related to the sales without violating the principles under this Contract.

3.2
Both Party A and Party B look forward to a long-term cooperation. Therefore, both parties shall carry out further negotiation on the extension of this Contract one month prior to the expiration of the cooperation term.

4.	Party A’s Rights and Obligations
4.1	Party A shall have the right to require the renewal of the brand or bulletin board for the cooperation project;
4.2	Party A shall be entitled to request Party B to carry out its external business and promotion in the name of Yikoule Fengjie Navel Orange Cultivation Base;
4.3	Party A shall be entitled to get the most preferential treatment of sales price in purchasing navel oranges produced by the cooperation project;
4.4
Party A shall be entitled to purchase the navel oranges yielded from the said Base by means of placing orders. The amount of the ordered products, means of transportation, delivery point and payment method shall be subject to the real-time order sheets;

4.5
Party A shall specially establish Technology Department of Navel Orange Cultivation Base composed of advanced agricultural technicians for providing technical guidance to the cooperation Base, which will strictly demand Party B to use pollution-free fertilizer, pesticide, inside and outside packages in the light of relevant regulations issued by the state and related departments. In the event that Party B uses insects-killing pesticide and freshness-preserving materials which are prohibited by the state and relevant sectors, Party B shall be regarded as having violated this Contract severely and shall undertake any civil liabilities and criminal responsibilities hereof;

4.6
The Trademark of Yikoule shall be exclusive to Party A’s affiliated enterprises. Party A shall be responsible for planning and implementing promotion of Brand Yikoule and any expenses hereof shall be borne by Party A;

4.7
To improve good reputation in the market and increase sales volume, Party A shall increase its investments in establishing the Brand. The expenses hereof shall be shared by the principle of “The One Who Benefits Shall Make Investments” (e.g. the expenses arising from promoting enterprise’s brand shall be borne by Party A, and those from popularizing product brand shall be borne by Party A and Party B jointly). Both parties shall undertake full negotiation and sign special agreements in times of implementing this Contract;

4.8	Party A shall be entitled to transfer all or part of its rights and obligations under this Contract to any of its affiliated enterprise;
4.9
Party A shall not carry out any similar cooperation with any unit or individual within the administrative region of Fengjie County where Party B is situated during the cooperative period. In the event of any such case occurs, Party A shall be deemed as having severely violated this Contract and shall undertake the default responsibilities.

5.	Party B’s Rights and Obligations
5.1	Party B shall renew the brand or bulletin board for the cooperation project upon request from Party A;
5.2	Party B shall develop all its external business and propaganda in the name of Yikoule Fengjie Navel Orange Cultivation Base;
5.3
In the event that Party B needs to carry out Industrial and Commercial Registration with regard to the cooperation project, the name of the newly-established company shall be agreed by Party A’s written consent and adopt the trademark of Yikoule. Details such as the name of the new company, stock proportion of each party shall be consulted and negotiated in times of the registration;

5.4
The trademark of Yikoule shall be stuck remarkably on the inside and outside packages and labeling of all navel oranges sold (including navel oranges sold by Party B to Party A as well as to any other third party). The design pattern of packages shall be confirmed by both parties and unifiedly printed. The patterns for inside and outside packages as well as labeling shall be designed by Party A and printed by Party B in the neighborhood, and the relevant expenses shall be borne by Party B and regarded as the cost;

5.5
As for the navel oranges yielded on the Base, Party B shall have the right to sell independently to any other third party, provided that Party A’s purchase needs have already been satisfied and the price of the products sold to the third party shall be 1-5% (5% included) higher than that of the navel oranges of the same batch provided to Party A. In the event that Party B would like to sell some products by itself, Party A may provide instructional strategies and implementation plan for Party B and with the expenses borne by Party B and relevant sales profits enjoyed by Party B solely;

5.6
In times of Party A’s purchase of navel oranges, Party B shall sell the products to Party A at a price 1-5% lower than real-time market price. Party B shall bear no risks and enjoy no benefits arising from Party A’s sales of navel oranges yielded on the Base after the navel oranges are sold to Party A;

5.7
Party B shall bear all the expenses and costs associated with the construction of the Base (including those from cultivation, applying fertilizer, killing insects, picking, freshness-preserving, packaging etc.). Party A shall bear no such expenses with the exception of providing technical guidance;

5.8
To improve good reputation in the market and increase sales volume, Party B shall increase its investments in establishing the Brand. The expenses hereof shall be shared by the principle of “The One Who Benefits Shall Make Investments” (for example, the expenses arising from certification of the Base and promoting regional brand shall be borne by Party B, and those out of popularizing product brand shall be shouldered by both parties jointly). Both parties shall undertake full negotiation and sign special agreements in times of implementing this Contract;

5.9	Party B shall be regarded severely violating this Contract in case of carrying out any similar cooperation with any unit or individual and shall undertake the relevant responsibilities hereof.

6.	Representations and Warranties
Party B represents, warrants and promises the following representations are, and will be true, exact and non-misleading at the very moment and at any time during the period from the date of signature of this Contract to the expiration thereof.
6.1	Party B shall give Party A the most preferential treatment in selling navel oranges yielded on the Base;
6.2
Party B shall fully respect and strictly implement the management procedures and operation regulations for the whole process of cultivation, applying fertilizer, killing insects, picking, freshness-preserving, packaging, transportation as well as sales;

6.3	Party B shall carry out strict management on the production until the products are delivered to Party A by the principle of good faith.
6.4	Party B have already elaborated the cooperation issues under this Contract to their family and obtained their consent. Party B shall ensure themselves and their family to be bound by this Contract.
6.5	Party B shall use its best effort to maintain Party A’s brand and good reputation and shall not perform any activity harmful thereto.
6.6	Party A’s Industry and Commerce Business License, Tax Registration Certificate, Code Certificate of Legal Person, Hygienic License, Production License.

7.	Default Liabilities
7.1	Either party shall not unilaterally terminate or cancel this Contract during the cooperation period.
7.2	Either party shall be entitled to terminate this Contract in case of the other party’s breach of this Contract and require the default party to undertake the compensation liabilities.

8.	Resolution of Disputes
In the event of any dispute arising out of or in connection with the performance of this Contract, the parties shall attempt to resolve such dispute through friendly negotiation by the principle of mutual understanding and accommodation. If no agreement can be reached through such negotiation, either Party may bring a suit to any court which has the jurisdiction over the region where either party is located.

9.	Contract Effectiveness
This Contract shall come into effect upon signature (or seal) by Party A’s authorized representative and Party B’s signature in person.

Party A: (stamped and sealed): Xiamen Yijun Modern Agriculture Development Co., Ltd
Authorized Representative:
ID No.:

Party B (signature): /s/ Li Daxiao  /s/ Li Dfu
Authorized Representative:
ID No.: 512226195212284076
ID No.: 511225198006084053

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